Exhibit 99.1

41280 Bridge St Novi, MI 48375 P: 517.543.6400 THESHYFTGROUP.COM

THE SHYFT GROUP ADVANCES ELECTRIFIED MOBILITY WITH PLAN FOR

EXPANSIVE MEDIUM-DUTY ALL-ELECTRIC COMMERCIAL VEHICLE

CHASSIS PLATFORM

●	Purpose-built EV specialty vehicle chassis will offer category-leading features
●	Class-agnostic flexible flat modular chassis design allows integration with any specialty vehicle body manufacturer
●	EV chassis can serve last mile delivery, work truck, recreational, mass transit, and other specialty vehicle segments

(NOVI, Mich., June 8, 2021) – The Shyft Group, Inc. (NASDAQ: SHYF) (the "Company"), the North American leader in specialty vehicle manufacturing and assembly for the commercial and fleet vehicle industries (including last mile delivery, specialty service, and vocation-specific upfit markets), as well as for the recreational vehicle markets, unveiled plans today to bring to market an all-electric purpose-built Class 3 chassis platform designed to serve a wide array of medium-duty truck markets, from last mile parcel delivery fleets to work trucks, passenger busses, recreational vehicles, and more.

Shyft Innovations™, The Shyft Group's dedicated mobility research and development team, will introduce a purpose-built flat modular EV chassis to any specialty vehicle body builder. The EV-powered chassis features customizable length and wheelbase, making it well suited for a variety of vehicle types. The chassis’ modular design can accommodate multiple GVWR classifications, based on build-out and usage. With this high degree of configurability, the all-electric chassis is adaptable to last mile delivery, work truck, mass transit, recreational vehicle, and other emerging EV markets.

Vehicle prototypes are expected to make their way into customer accounts for route testing early in 2022 with production expected to begin in middle of 2023.

“We’ve listened closely to our customers and to the industry at large to design this EV chassis to address an unmet need in the specialty vehicles market,” said Daryl Adams, President and Chief Executive Officer of The Shyft Group. “We gained valuable insight from our long-term customer relationships to develop an EV chassis that will help all customers meet green mandates head-on. With a rich history in chassis engineering, body builders trust our deep domain expertise and our ability to deliver a reliable purpose-built EV platform that will deliver inherent efficiencies that positively impact the bottom line for fleet customers and owner operators alike.

“We have a well-established track record as a manufacturer of choice for purpose-built fleets. With nearly a decade of EV proficiency and over 15 years of alternative propulsion category experience, we’re a natural choice for other body builders seeking a reliable commercial grade EV chassis,” Adams said. “We believe this multi-dimensional platform has the power to fast-track EV adoption within the vocation-specific specialty vehicle category. It will be made domestically by a proven team of skilled tradespeople already building today’s most successful fleets.”

The Shyft Group’s coast-to-coast geographic footprint, with manufacturing facilities spanning 10 U.S. states from Maine to California, in addition to its facility in Mexico, provide regional manufacturing and ship-thru convenience across the full product array spanning Class 1 – Class 7 purpose-built vehicles. For more information on The Shyft Group, visit www.TheShyftGroup.com.

41280 Bridge St Novi, MI 48375 P: 517.543.6400 THESHYFTGROUP.COM

About The Shyft Group
The Shyft Group is the North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets. Our customers include first-to-last mile delivery companies across vocations, federal, state, and local government entities; the trades; and utility and infrastructure segments. The Shyft Group is organized into two core business units: Shyft Fleet Vehicles & Services™ and Shyft Specialty Vehicles™. Today, its family of brands include Utilimaster®, Royal Truck Body™, DuraMag® and Magnum®, Strobes-R-Us™, Spartan RV Chassis™, Builtmore Contract Manufacturing™, and corresponding aftermarket provisions. The Shyft Group and its go-to-market brands are well known in their respective industries for quality, durability, and first-to-market innovation. The Company employs approximately 2,900 associates across campuses, and operates facilities in Michigan, Indiana, Maine, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, and Saltillo, Mexico. The Company reported sales from continuing operations of $676 million in 2020. Learn more about The Shyft Group at www.TheShyftGroup.com.

This release contains several forward-looking statements that are not historical facts, including our revenue and earnings guidance, all other information provided with respect to our outlook for 2021 and future periods, and other statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations.  These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," “outlook,” and similar expressions regarding future expectations.  Furthermore, any statements contained in this release relating to the COVID-19 pandemic, the impact of which remains inherently uncertain on our financial results, are forward-looking statements.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include future developments relating to the COVID-19 pandemic, including governmental responses, supply chain shortages, and potential labor issues; operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions including weaknesses resulting from the COVID-19 pandemic; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.  Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

41280 Bridge St Novi, MI 48375 P: 517.543.6400 THESHYFTGROUP.COM

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CONTACT:

Media:

Samara Hamilton

Vice President, Marketing and Communications

The Shyft Group

Samara.Hamilton@theshyftgroup.com

(517) 997-3860

Sawyer Lipari

Senior Director

Lambert & Co.

slipari@lambert.com

313.309.9551

Investors:

Juris Pagrabs

Group Treasurer, Director of Investor Relations

The Shyft Group

Juris.Pagrabs@theshyftgroup.com

(517) 997-3862